Filed Pursuant To Rule 433

Registration No. 333-275079

November 19, 2024

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1858984064113668388

Tweet 1:

Grayscale is thrilled that Options trading on both $GBTC and $BTC will begin tomorrow – further developing the ecosystem around our US-listed #Bitcoin ETPs.

Tweet 2:

See important disclosures, or speak directly to a team member:

$GBTC: https://etfs.grayscale.com/gbtc

$BTC: https://etfs.grayscale.com/btc

BTC Prospectus: https://etfs.grayscale.com/btc-prospectus

Grayscale Bitcoin Mini Trust (“BTC”) and Grayscale Bitcoin Trust (“GBTC”) (collectively the “Trusts”), exchange traded products, are not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Trusts are subject to significant risk and heightened volatility. The Trusts are not suitable for all investors and an investor may lose all their money. Grayscale Bitcoin Trust (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Trust has filed with the SEC for more complete information about such Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you such prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.Please read the prospectus carefully before investing in BTC. Foreside Fund Services, LLC is the Marketing Agent for the Trusts.Investing involves risk, including possible loss of principal. Investments in the Trusts are subject to a high degree of risk and heightened volatility. Digital assets are not suitable for an investor that cannot afford the loss of the entire investment.

LinkedIn

Live Address: https://www.linkedin.com/posts/grayscale-investments_gbtc-btc-bitcoin-activity-7264749770538115072-jZJH?utm_source=share&utm_medium=member_desktop
Text:

Grayscale is thrilled that Options trading on both #GBTC and #BTC will begin tomorrow – further developing the ecosystem around our US-listed #Bitcoin ETPs.

-

See important disclosures, or speak directly to a team member:

#GBTC: https://etfs.grayscale.com/gbtc

#BTC: https://etfs.grayscale.com/btc

BTC Prospectus: https://etfs.grayscale.com/btc-prospectus

Grayscale Bitcoin Mini Trust (“BTC”) and Grayscale Bitcoin Trust (“GBTC”) (collectively the “Funds”), exchange traded products, are not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds.

Grayscale Bitcoin Trust (the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

Please read the prospectus carefully before investing in BTC.

Foreside Fund Services, LLC is the Marketing Agent for the Funds.

The Funds are subject to significant risk and heightened volatility. The Funds are not suitable for all investors and an investor may lose all their money. The Funds hold Bitcoin; however, an investment in the Funds is not a direct investment in Bitcoin.

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust ETF (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.